Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Annual Report on Form 10-K, of our report dated June 6, 2025, of Advent Technologies Holdings, Inc. relating to the audit of the consolidated financial statements for the year ended December 31, 2024, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

The Woodlands, TX

June 6, 2025